Exhibit 10(a)16

SECOND AMENDMENT TO
THE SOUTHERN COMPANY
SENIOR EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

WHEREAS, the Southern Company Executive Change in Control Severance Plan (“Plan”) was originally established by Southern Company Services, Inc. (the “Company”) on December 7, 1998 and was most recently amended and restated on December 31, 2008 to provide certain benefits to eligible employees that may be terminated from employment following a change in control as contemplated therein; and

WHEREAS, the Company, through its Board of Directors, is authorized to amend the Plan in accordance with and subject to the provisions of Section 6.5 of the Plan concerning a Preliminary Change in Control within six (6) months following such termination; and

WHEREAS, the Company desires to amend the Plan to change the severance benefits paid under the Plan, to eliminate certain tax gross-up provisions, and to eliminate provisions regarding certain grandfathered participants in the Plan.

NOW, THEREFORE, the Plan is hereby amended in the following particulars effective as of February 22, 2011, subject to the provisions of Section 6.5 of the Plan:

1.

Section 3.2(b) of the Plan shall be replaced in its entirety with the following new provision:

(b)           Severance Benefit.  (i) Except as otherwise provided in Section 3.2(b)(ii) hereof, Participants shall be paid in cash an amount equal to two times the Participant’s Annual Compensation.  Notwithstanding the above, the Participant who has the job title of Chief Executive Officer of Southern shall be paid in cash an amount equal to three times the Participant’s Annual Compensation.  (Such amounts described above are referred to as the “Severance Amount”.)

(ii)           If any portion of the Severance Amount constitutes an “excess parachute payment” (as such term is defined under Code Section 280G (“Excess Parachute Payment”)), then the Severance Amount shall be capped so that the Severance Amount, when combined with all other “parachute payments” (as such term is defined under Code Section 280G) received by the Participant (the “Total Parachute Payments”), equals three (3) times the Participant’s base amount (as such term is defined under Code Section 280G (the “Base Amount”)), less one dollar (the “Capped Amount”), but only if the Capped Amount, reduced by the hospital insurance tax under Code Section 3101(b) (“HI Tax”) and federal and state income tax measured at the highest marginal rates (“Income Tax”), exceeds the uncapped Total Parachute Payments, reduced by HI Tax, Income Tax and the tax rate under Code Section 4999 (“Excise Tax”).

For purposes of this Section 3.2(b)(ii), whether any amount would constitute an Excess Parachute Payment and any other calculations of tax, e.g., Excise Tax, HI Tax, Income Tax, etc., or other amounts, e.g., Total Parachute Payments, Base Amount, Capped Amount, etc., shall be determined by a nationally recognized firm specializing in federal income taxes as selected by the Compensation Committee, and such calculations or determinations shall be binding upon the Participants, Southern and the Employing Company.

2.

All other provisions of the Plan not inconsistent with the above changes shall remain in effect.

IN WITNESS WHEREOF, this Second Amendment has been executed on this 23rd day of February, 2011, by a duly authorized officer of Southern Company Services, Inc. pursuant to resolutions of the Board of Directors of the Company adopted on February 17, 2011.

SOUTHERN COMPANY SERVICES, INC.

By:     /s/Patricia L. Roberts

Its:      Vice President